Exhibit 99.1

DaVita Announces CEO Succession

Javier J. Rodriguez named CEO effective June 1, 2019; Kent J. Thiry to serve as

Executive Chairman of the board of directors

DENVER (April 29, 2019) – DaVita Inc. (NYSE: DVA), a leading provider of kidney care services in the United States and in 10 countries around the world, today announced that its board of directors has unanimously elected Javier J. Rodriguez to succeed Kent Thiry as CEO of DaVita effective June 1, 2019. Rodriguez will also join the DaVita board of directors at that time. Thiry will transition from his current role as chairman and CEO to executive chairman of DaVita’s board of directors.

“I am deeply grateful for my opportunity to be a part of the DaVita journey, with thousands of teammates for whom I have immense respect and affection,” said Mr. Thiry. “We have done so many wonderful things for patients and their families.”

“I am excited that Javier Rodriguez, with whom I have partnered for 20 years, will succeed me. The Village is in a strong position for the next chapter, and Javier is the right person to build on our foundation and take us to the next level of clinical and economic performance.”

Today’s leadership announcement is part of a multi-year succession planning process that involved the consideration of both internal and external candidates. Thiry has been CEO of DaVita since 1999 and chairman or co-chairman of the board since that time.

Peter T. Grauer, lead independent director of DaVita’s board of directors, stated, “On behalf of the board of directors, I thank Kent for his vision and leadership as CEO and the extraordinary culture he helped create. Under his leadership, DaVita has grown to be one of the largest and most innovative health care communities in the world with nearly 3,000 dialysis centers in 10 countries.”

“Javier has created substantial value for the company over nearly two decades, most recently serving as CEO of the largest division of our business. The board is confident that Javier will be a strong steward for our mission and culture and lead a successful next chapter of the enterprise.”

Commenting on his new role, Rodriguez stated: “I am honored to be the next CEO of DaVita, and I greatly appreciate the confidence that both Kent and the board have placed in me. I also want to thank Kent for his leadership and continued support as executive chairman. DaVita is positioned well to execute on significant opportunities ahead and I look forward to working with the team on the next phase of our evolution to benefit our patients, teammates, physician partners and healthcare community as a whole.”

Prior to assuming the role of CEO of DaVita Kidney Care in 2014, Rodriguez served in a number of leadership and executive roles since joining the Company in 1998, including president of DaVita Kidney Care from 2012 to 2014. Before joining the Company, Rodriguez worked for Baxter Health Care Corporation and previously served as director of operations for CBS Marketing Inc. in Mexico City. He received his undergraduate degree from Boston College and an MBA from Harvard Business School.

About DaVita Inc.

DaVita is a health care provider focused on transforming care delivery to improve quality of life for patients around the globe. Through DaVita Kidney Care and the DaVita Medical Group, DaVita is helping transform health care by delivering high-quality clinical outcomes and managing the total cost of care. DaVita is committed to bold, patient-centric care models, implementing the latest technologies and moving toward integrated care offerings for all. The company is the largest provider of kidney care services in the U.S. and has been a leader in clinical quality and innovation for 20 years. DaVita currently serves approximately 203,000 patients at 2,664 outpatient dialysis centers in the United States. The company also operates 241 outpatient dialysis centers located in 9 countries across Asia, Europe, the Middle East and South America. DaVita has reduced hospitalizations, improved mortality, and worked collaboratively to propel the kidney care industry to adopt an equitable and high-quality standard of care for all patients, everywhere. Since 2012, DaVita Medical Group has provided primary and ancillary care for approximately 1.7 million patients within medical groups and affiliated physician networks in California, Colorado, Florida, Nevada, New Mexico and Washington. To learn more about how DaVita is leading the health care evolution, please visit DaVita.com/About.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. All such statements in this release, other than statements of historical fact, are forward-looking statements and include, among other things, statements about our expectations, beliefs, intentions and/or strategies for the future. Words such as “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” “we are confident that,” “forecast,” “guidance,” “outlook,” “goals,” and similar expressions are intended to identify forward-looking statements.

These forward-looking statements could include but are not limited to statements related to our expectations generally regarding our positioning, future business performance and financial results. Our actual results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, those set forth in our Form 8-K furnished to the SEC on February 13, 2019, the risk factors set forth in our most recent annual report on Form 10-K and the other risks discussed in any of our subsequent reports filed with the SEC from time to time, all of which are expressly incorporated herein by reference.

We base our forward-looking statements on information available to us on the date of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise.

Contact Information

Media:

Kate Stabrawa, (303) 876-7527, kate.stabrawa@davita.com

Investors:

Jim Gustafson, (310) 536-2585, jim.gustafson@davita.com